Exhibit 10.13

Form of Purchase Agreement

(English Summary)

Parties to Contract	Shengda Color as purchaser, Anhui Shanying Paper Ltd. and Ma’anshan Tianfu Paper Products Co., Ltd. as Vendor

Name of Products	B-21

Brand	Anhui Shanying Paper Ltd.

Standard of Model	120g .

Producer	Anhui Shanying Paper Ltd.

Unit	ton

Time of Purchase	The Buyer fax the purchase-plan to the Vendor 7 days before the Purchase and the request will be proceeded after the Vendor’s acknowledgement. The two parties will consult with special situations.

Location of Purchase	In the factory of the Buyer

Transportation	By vehicle, the Buyer consigns the task to the Vendor and the Vendor will pay the piper.

Method of Payment	Monthly payment at 45 days

Governing Law	Chinese Contract Law

Undertaking	A part of the products are provided by Ma’anshan Tianfu including invoices. The payment will be made to Shanying.

Others	The price of products will change with market conditions and any change will be approved by the two parties.